Exhibit 10.1

[Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.]

Employment Agreement

This EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 7, 2025 (the “Effective Date”) between Elite Express Holding Inc., with an address of 23046 Avenida de la Carlota, Suite #600, Laguna Hills 92653, USA (the “Company”), and Yidan Chen, with an address at [*] (“Employee”) (Company and Employee are each a “Party” and collectively the “Parties”).

WHEREAS, Employee is experienced in business strategy and development, operation management, and marketing plans; and

WHEREAS, Company desires to retain Employee to provide business development, operation management, and marketing services, and Employee agrees to provide such services, in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, mutual covenants, terms, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.  Services. Employee’s title shall be Chief Executive Officer (“CEO”) of Company. Employee will provide services to Company, as further described in Schedule A (the “Services”). Employee shall provide such services as Company may reasonably request.

2.  Appointment; Term. Company hereby appoints Employee, and Employee hereby accepts appointment for Company, subject to the terms and conditions of this Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for 3 years (the “Term”). The Term shall be renewed automatically for additional three-year terms thereafter unless the Employee or the Company shall give notice in writing to the other party within reasonable time before the expiration of the initial term or any three-year renewal thereof of its desire to terminate this Agreement.

3. Use of Company Facilities, Equipment. Company may authorize the use of certain Company facilities and services, including, but not limited to, use of temporary office space and Company equipment related to authorized projects, as long as such use does not interfere with the day-to-day operations of Company.

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

4. Ownership of Work Product. All work product developed by Employee, in whole or in part, either alone or jointly with others, during the Term and any subsequent renewal term, which may relate in any manner to the actual or anticipated business, work, research, or development of Company, or which result, to any extent, from the Services performed by Employee for Company, or use of Company’s Confidential Information (as defined below), will be the sole property of Company.

5. Compensation. As compensation for your services to the Company, you will receive compensation as set forth on Schedule B attached hereto (hereinafter, the “Compensation”) for serving as CEO during your Term. You shall be reimbursed for reasonable and approved expenses incurred by you in connection with the performance of your Duties.

6. Expenses. Company shall promptly reimburse Employee for all reasonable travel-related expenses incurred in the ordinary course of providing services outlined in this Agreement. Reimbursable expenses shall not be limited to, but shall include, reasonable costs of airfare, hotels, business meals when traveling, and mileage reimbursement. Employee shall provide a formal accounting of all expenses, including receipts, on a monthly basis for approval and payment.

7. Termination. This Agreement shall automatically renew unless terminated by either Party. This Agreement may be terminated upon mutual written consent of the Employee and Company. Employee may terminate this Agreement: (a) Upon prior written notice to Company; or (b) Immediately if Employee is subject to materially diminished duties or responsibilities, provided that the retention of a replacement CEO by Company shall not constitute diminished duties or responsibilities. Company may terminate this Agreement: (i) Without prior notice and without further obligation for reasons of just cause (e.g., fraud, theft, conviction of a felony, improper or dishonest action, or significant acts of misconduct) on the part of Employee or any of Employee’s agents providing services to Company; or (ii) Without just cause upon seven (7) days’ written notice to Employee. This Agreement shall automatically terminate upon the death of Employee. In the event of the termination of this Agreement, Company shall pay Employee the base salary through the date of termination.

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

8. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, electronically, telecopied, or sent by certified, registered, or express mail, postage prepaid, to the Parties at the following addresses or at such other addresses as shall be specified by the Parties by like notice. Notices shall be deemed given when so delivered personally, electronically, telecopied, or, if mailed, five (5) days after the date of mailing, as follows:

If to Company:

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600, Laguna Hills 92653, USA

Or through electronic mail at: info@eliteepxressholding.com

If to Employee:

Yidan Chen

[*]

[*]

9. Confidentiality; Non-Solicitation.

A.  Employee shall keep secret and retain the confidential nature of all Confidential Information (as defined herein) belonging to Company and take such other precautions with respect thereto as Company, in its sole discretion, may reasonably request. Employee shall not, at any time, whether before or after the termination of this Agreement, use, copy, disclose, or make available any Confidential Information to any corporation, governmental body, individual, partnership, trust, or other entity (a “Person”), except that Employee may use, copy, or disclose Confidential Information: (i) To the extent required in the performance of the Services; (ii) To the extent it becomes publicly available through no fault of Employee; and (iii) To the extent Employee is required to do so pursuant to applicable law or court order.

B. For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the affairs and operations of Company that is not generally available to the public and that Company desires to keep confidential, including, but not limited to:

•	Trade secrets, inventions, and financial information;

•	Information as to customers, clients, or patients, and suppliers;

•	Sales and marketing information;

•	All documents and other tangible items relating to or containing any such information.

Employee acknowledges that the Confidential Information is vital, sensitive, confidential, and proprietary to Company.

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

C. All Confidential Information disclosed or made available by Company to Employee shall at all times remain the personal property of Company. All documents, lists, plans, proposals, records, electronic media or devices, and other tangible items supplied to Employee that constitute or contain Confidential Information shall, together with all copies thereof and all other property of Company, be returned to Company immediately upon termination of this Agreement for whatever reason or sooner upon demand.

D.	Notwithstanding the foregoing, nothing in this Agreement shall:

(i) Prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation; or

(ii)	Require notification or prior approval by Company of any reporting described in clause (i).

E. Pursuant to The Defend Trade Secrets Act (18 USC § 1833(b)), Employee may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret:

(i)  Made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or

(ii)   In a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Additionally, if Employee sues Company for retaliation based on the reporting of a suspected violation of law, Employee may disclose a trade secret to their attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Employee does not disclose the trade secret except pursuant to court order.

F. Employee acknowledges that a breach of the provisions of this Section 9 shall cause irreparable harm to Company for which it will have no adequate remedy at law. Employee agrees that Company may, in its sole discretion, obtain from a court of competent jurisdiction an injunction, restraining order, or other equitable relief restraining Employee from committing or continuing any such violation. Any right to obtain an injunction, restraining order, or other equitable relief hereunder will not be deemed a waiver of any right to assert any other remedy which Company may have in law or in equity.

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

G. Additionally, during the Term, Employee shall not induce or solicit Company’s employees, agents, contractors, clients, and customers away from Company on its behalf or on behalf of any other company or person. Employee agrees that this Section 9, including the scope of the territory covered, the actions restricted thereby, and the duration of such covenant, is reasonable and necessary to protect the legitimate business interests of Company.

H. The confidentiality and non-solicitation obligations set forth herein shall survive for a period of twelve (12) months after the termination or expiration of this Agreement.

10. Indemnification. Employee and Company shall mutually indemnify, defend (with counsel chosen by Company), and hold each other harmless from and against any and all claims, losses, damages, liabilities, actions, costs, and expenses, including, but not limited to, reasonable legal fees and expenses, paid or incurred by the other Party and arising directly and indirectly out of:

(i)	Any breach of this Agreement by either Party;

(ii)	Any breach by either Party of written policies or standards for Company; or

(iii)	Any other act or omission of either Party.

11. Miscellaneous.

A. Tax Withholding

Company may withhold from Employee any amounts payable under this Agreement for such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

B. Governing Law; Jurisdiction and Venue

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States applicable therein, without giving effect to any choice of law or conflict of law rules that would apply the laws of another jurisdiction.

In the event of legal proceedings arising under this Agreement, the Parties consent to the jurisdiction of the courts of Delaware and waive any claim that such venue is an inconvenient forum.

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

C. Entire Agreement

This Agreement constitutes the entire agreement of the Parties and supersedes any prior agreements or understandings, whether oral or written, regarding the subject matter hereof.

D. Waivers and Amendments

This Agreement may not be amended or modified except by a written agreement executed by both Parties. No delay or failure by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

E. Assignment

This Agreement may not be assigned by either Party without prior written consent of a duly authorized officer of the other Party. The merger or consolidation of a Party, or the sale of substantially all of its assets or shares, shall not be deemed an assignment of this Agreement.

F. Headings

The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

G. Severability

If any term or provision of this Agreement is held to be invalid, void, unenforceable, or against public policy by a court of competent jurisdiction, the remaining terms and provisions shall remain in full force and effect.

H. Counterparts

This Agreement may be executed in one or more counterparts, including by facsimile or email, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

Elite Express Holding Inc.

/s/ Huan Liu
By: Huan Liu
Title: Chair of the Board of Directors

AGREED AND ACCEPTED:

/s/ Yidan Chen
By: Yidan Chen

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

Schedule A

Services

Job Summary:

The Chief Executive Officer provides leadership for all aspects of the company’s operations with an emphasis on long-term goals, growth, profit, and return on investment.

Supervisory Responsibilities:

•	Oversees the ongoing operations of all divisions in the company.

•	Manages and directs the company toward its primary goals and objectives.

•	Oversees employment decisions at the executive level of the company.

•	Leads a team of executives to consider major decisions including acquisitions, mergers, joint ventures, or large-scale expansion.

•	Promotes communication and cooperation among divisions to create a spirit of unity in the organization.

Duties/Responsibilities:

•	Works with the board of directors and other executives to establish short-term objectives and long-range goals, and related plans and policies.

•	Presents regular reports on the status of the company’s operations to the board of directors and to company staff.

•	Oversees the organizations’ financial structure, ensuring adequate and sound funding for the mission and goals of the company.

• Reviews the financial results of all operations, comparing them with the company’s objectives and taking appropriate measures to correct unsatisfactory performance and results.

•	Ensures the company’s compliance with all applicable laws, rules, regulations, and standards.

•	Negotiates with other companies regarding actions such as mergers, acquisitions, or joint ventures.

•	Serves as the company’s representative to the board of directors, shareholders, employees, customers, the government, and the public.

•	Performs other related duties to benefit the mission of the organization.

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America

Schedule B

Compensation

During your term as CEO, you will receive cash compensation in the amount of US$60,000 per year. Such compensation shall be calculated beginning from the Effective Date. Your compensation will be paid on a bi-weekly basis according to the company payment practice.

Elite Express Holding Inc.

23046 Avenida de la Carlota, Suite #600, Laguna Hills, CA 92653, United States of America